As filed with the Securities and Exchange Commission on July 31, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

athenahealth, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	311 Arsenal Street, Watertown,	04-3387530
(State or other jurisdiction of incorporation or organization)	Massachusetts 02472	(I.R.S. Employer Identification Number)
(Address of Principal Executive Offices including Zip Code)

athenahealth, Inc. 2007 Employee Stock Purchase Plan as amended and restated
(Full title of the plan)

Jessica H. Collins
Secretary, General Counsel
athenahealth, Inc.
311 Arsenal Street,
Watertown, Massachusetts 02472
(Name and address of agent for service)

(617) 402-1000
(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

________________________
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	250,000 shares (2)	$151.00	$37,750,000.00	$4,699.88

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the common stock of the Registrant reported on the NASDAQ Global Select Market on July 31, 2018.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, filed by athenahealth, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 1, 2018;
(b)	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, filed with the Commission on April 26, 2018, and June 30, 2018, filed with the Commission on July 30, 2018;
(c)	Current Reports on Form 8-K filed with the Commission on February 7, 2018, April 5, 2018, April 23, 2018, June 6, 2018, and June 12, 2018;
(d)	The description of the Registrant’s common stock set forth in its registration statement on Form 8-A filed with the Commission on September 19, 2007.

 All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this registration statement and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this registration statement.

Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.
As permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(a)	for any breach of a duty of loyalty to the Registrant or its stockholders;

(b)	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(c)	under Section 174 of the Delaware General Corporation Law; and

(d)	for any transaction from which the director derived an improper benefit.

The Registrant’s amended and restated certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the effective date of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by Delaware General Corporation Law, as so amended.
The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify and hold harmless each of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The Registrant’s amended and restated bylaws also authorize the Registrant, in the discretion of its board of directors, to indemnify its employees or agents and permit the Registrant to maintain insurance to protect itself and any director, director, employee or agent against any liability of any character asserted against or incurred by the Registrant or any director, officer, employee or agent, whether or not the Registrant would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of the Registrant’s amended and restated bylaws.
In addition, the Registrant’s amended and restated bylaws also require the Registrant to advance all expenses incurred by or on behalf of its directors and officers in connection with any proceeding in which such director or officer is involved by reason of such director’s or officer’s status as a director or officer of the Registrant.
The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require the Registrant to indemnify each director and officer, subject to certain exceptions, for (a) all expenses and liabilities such as, among other things, attorneys’ fees, judgments, damages, and settlement amounts, incurred by the director or officer in any action or proceeding other than by or in the right of the Registrant and (b) all expenses incurred by the director or officer in any action or proceeding by or in the right of the Registrant, in each case to the extent arising out of the person’s services as the Registrant’s director or officer, in any capacity with respect to any employee benefit plan of the Registrant or as a director, partner, trustee, officer, employee or agent of any other entity at the request of the Registrant.

 Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.1	athenahealth, Inc. 2007 Employee Stock Purchase Plan as amended and restated (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the Registrant on July 30, 2018)

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9.    Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on July 31, 2018.

ATHENAHEALTH, INC.

By:	/s/ Marc A. Levine
Name:	Marc A. Levine
Title:	Principal Executive Officer & Chief Financial Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Each person in so signing also makes, constitutes and appoints Dan Haley and Marc A. Levine, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to do any and all acts and things in his or her name and on his or her behalf in his or her capacity as a director and/or officer and to execute any and all documents for him or her in such capacity, which said attorneys and agents, or any of them, may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including, without limitation, the execution and filing with the Securities and Exchange Commission of any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Marc A. Levine		July 31, 2018
Marc A. Levine	Principal Executive Officer & Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

/s/ Amy Abernethy		July 31, 2018
Amy Abernethy	Director

/s/ Brandon H. Hull		July 31, 2018
Brandon H. Hull	Director

/s/ Jeffrey R. Immelt		July 31, 2018
Jeffrey R. Immelt	Executive Chairman

/s/ Dev Ittycheria		July 31, 2018
Dev Ittycheria	Director

/s/ John A. Kane		July 31, 2018
John A. Kane	Director

/s/ Jacqueline B. Kosecoff		July 31, 2018
Jacqueline B. Kosecoff	Director

/s/ Brian McKeon		July 31, 2018
Brian McKeon	Director

/s/ Ed Park		July 31, 2018
Ed Park	Director

/s/ Thomas J. Szkutak		July 31, 2018
Thomas J. Szkutak	Director